Exhibit 10.1

Adelphia Communications Corporation

2006 Short-Term Incentive Plan

1.                                      Purpose

The purpose of the Adelphia Communications Corporation 2006 Short-Term Incentive Plan (the “STIP”) is to attract, retain and motivate highly-qualified employees by providing appropriate short-term incentive awards that link each employee’s compensation to the business objectives of Adelphia Communications Corporation (the “Company”).  By placing a portion of the employee’s compensation at risk, the Company can reward performance based on the satisfaction of Company and individual performance goals.

2.                                      Effective Date

The effective date of the STIP is January 1, 2006.  No awards will be granted or paid under the STIP with respect to any plan year other than the plan year beginning January 1, 2006 and ending December 31, 2006.

3.                                      Eligibility and Participation

a.                                       Except as provided in Section 3(b), Company employees at the General Manager level (who lead the operations of a local system or systems) or hold a higher position or title with the Company are generally eligible to participate in the STIP.  Employees must be notified in writing by the Chief Executive Officer or the President of the Company to be eligible to receive an award under the STIP.

b.                                       The following employees are not eligible to participate in the STIP:

i.                                         Employees on a sales commission plan or sales incentive plan;

ii.                                     Temporary, term and leased employees, contract workers and interns; or

iii.                                 Except with respect to a termination described in Section 5(b), employees not on the Company payroll on the date that STIP awards are paid.

c.                                       Eligible employees who are on the Company payroll or serving in an eligible position for only a portion of 2006 or for whom the STIP is effective after January 1, 2006, will have their STIP award pro-rated to reflect the portion of the year such employee participated in the STIP. Employees performing below a satisfactory level may forfeit their right to receive a STIP award.

d.                                       Eligible employees are covered under one of the following two STIP arrangements based on the location of the employee’s principle place of employment:

i.                                         Corporate Plan – covers employees who work in the Company’s headquarters in Greenwood Village, Colorado or one of the Company’s centralized operations; or

ii.                                     Region Plan – covers employees who are employed with respect to a specific region of the country, as designated by the Compensation Committee of the Company’s

Board of Directors (the “Compensation Committee”) or its designee (each, a “Region”), and who are not covered under the Corporate Plan.

e.                                       Except as provided in an individual employment agreement with an employee, the STIP is the sole short-term incentive arrangement under which employees of the Company are entitled and eligible to participate.

f.                                         No employee will have any claim to be granted any award under the STIP, and there is no obligation for uniformity of treatment among employees participating in the STIP.  In addition, nothing in the STIP or in any award granted shall confer on any employee the right to continue in the employ of the Company or its affiliates or to be entitled to any remuneration or benefits not set forth in the STIP or to interfere with or limit in any way the right of the Company to terminate such employee’s employment.

4.                                      Company Performance Criteria

a.                                       Target awards under the STIP will be awarded based on a percentage of the employee’s base pay, depending upon the employee’s job title.  Actual awards may be less (or more) than the target award amounts, depending on satisfaction of Company, Region and individual performance goals.

b.                                       Under the Corporate Plan, subject to adjustment based on the satisfaction of individual performance goals (as provided in section 4(d)), an eligible employee’s bonus will first be determined based on the Company’s operating and financial performance.  The Company’s performance goals or measures will be weighted based on percentages determined by the Compensation Committee or its designee, in its sole discretion.  The Company’s performance will be measured using the following criteria:

•                  Basic Subscribers;

•                  Revenue;

•                  Operating Cash Flow;

•                  Capital Expenditures;

•                  Customer Care; and

•                  Internal Controls.

c.                                       Under the Region Plan, subject to adjustment based on the satisfaction of individual performance goals (as provided in section 4(d)), an eligible employee’s bonus will first be determined based:

i.                                         75% on the financial and operating performance for the relevant Region, as determined by the Compensation Committee or its designee, in its sole discretion, and

ii.                                     25% on the Company’s operating and financial performance (as described above in section 4(b)).

The performance goals for each Region will be based on the same performance measures and weightings used for the Corporate Plan, as provided in section 4(b).

d.                                       Once the Company and Region performance results are determined, as provided in Sections 4(b) and 4(c), an eligible employee’s estimated award may be revised, upward or downward, based on individual performance/results achieved, as determined by such employee’s supervisor(s), subject to review and approval, as necessary, by the Compensation Committee or its designee.  However, a supervisor may not make overall bonus recommendations for his/her Region or the Company as a whole that exceed the sum of each individual in his/her Region’s total eligible award.

5.                                      Payment of Awards

a.                                       During the 1st quarter of 2007, the Chief Executive Officer and the President of the Company will determine if the Company and each Region has achieved their previously established performance targets and goals, subject to approval by the Compensation Committee.  Unless otherwise determined by the Compensation Committee or except as provided under Sections 3(b)(iii) and 3(c), awards, if earned, will be paid to all eligible employees by March 14, 2007.  All awards shall be made in cash.

b.                                       In the event a plan participant is separated by the Company for any reason other than cause as determined by the Plan administrator in its sole discretion, the participant will receive:

i.                                         Any accrued and unpaid STIP for the calendar year prior to the date of termination.

ii.                                     Subject to execution of a general waiver and release of claims, a pro-rata portion of the STIP for the year in which the termination occurs equal to the product of (A) the participant’s target STIP award for such year, and (B) a fraction, the numerator of which shall be the number of days in the calendar year which have elapsed as of the date of termination and the denominator of which is 365.  This pro-rata portion STIP payment is not eligible for benefit treatment (e.g. 401(k) Plan withholding). The payment will be made within 30 days of the separation date.

6.                                      Administration, Miscellaneous

a.                                       The Plan will be administered by the Compensation Committee.  The Compensation Committee shall have the authority in its sole discretion, subject to and not inconsistent with the express provisions of the STIP, to administer the STIP and to exercise all the powers and authorities either specifically granted to it under the STIP or necessary or advisable in the administration of the STIP, including without limitation, the authority to grant awards; to determine the persons to whom and the time or times at which awards shall be granted; to determine the terms and conditions, restrictions and performance goals and criteria relating to any award (including whether such performance goals and criteria have been attained); and to make adjustments to performance goals in response to changes in applicable laws, regulations or accounting principles.

b.                                       The Company shall deduct from all payments made under the STIP any distributions or taxes required to be made or withheld by federal, state or local governments.

c.                                       The grant of an award under the STIP is by no means a guarantee that an award will be paid, but is based on the satisfaction of the performance criteria, as determined by the Compensation Committee.